Exhibit 99.1

CONTACTS:

Brian Turcotte

Investor Relations

561-438-3657

brian.turcotte@officedepot.com

Brian Levine

Public Relations

561-438-2895

brian.levine@officedepot.com

OFFICE DEPOT ANNOUNCES FOURTH QUARTER AND FULL YEAR 2009 RESULTS

Boca Raton, Fla., February 23, 2010 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office products and services, today announced results for the fiscal quarter and full year ending December 26, 2009.

FOURTH QUARTER RESULTS 1

Total Company sales for the fourth quarter of 2009 decreased 6% to $3.1 billion. The Company reported a net loss after preferred stock dividends on a GAAP basis of $77 million in the fourth quarter of 2009, compared to a loss of $1.54 billion in the same period of 2008. The GAAP loss per share was $0.28 for the quarter, versus a loss per share of $5.64 in the same period one year ago.

Adjusted for Charges related to the previously announced restructuring actions, the Company reported a loss of $17 million and a loss per share of $0.06 for the fourth quarter of 2009, versus a loss of $199 million and a loss per share of $0.73 in the same period one year ago.

Total Company operating expenses, adjusted for Charges, decreased by $186 million from the fourth quarter of 2008. EBIT, adjusted for Charges, was a loss of $5 million in the fourth quarter of 2009, versus a loss of $210 million in the prior year period.

In the fourth quarter of 2009, the Company’s cash flow from operating activities was $29 million and free cash flow was a use of $28 million.

“Our fourth quarter operating results and cash flow performance exceeded our expectations due to stronger than anticipated sales in our North American Retail and International businesses,” said Mike Newman, Office Depot’s chief financial officer. “We remain pleased with the execution of our strategic initiatives across the entire enterprise.”

FOURTH QUARTER DIVISION RESULTS

North American Retail Division

Fourth quarter 2009 sales in the North American Retail Division were $1.3 billion, a decrease of 9% compared to the same period last year, due in part to having 115 fewer stores open in the fourth quarter of 2009 versus the prior year period. Comparable store sales in the 1,139 stores in the U.S. and Canada that have been open for more than one year decreased 4% for the fourth quarter compared to the prior year period. Consistent with previous periods, the decrease in comparable store sales was driven by macroeconomic factors as consumers and small business customers continued to hold back their spending, especially in higher priced, discretionary categories like furniture.

[1]

Includes non-GAAP information. Fourth quarter and full year results include impacts of previously announced programs (“Charges”) and full year results also include the impact of tax adjustments related to recording a deferred tax valuation allowance. Additional information on the full year results is provided in our Form 10-K filing. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as on the corporate web site, www.officedepot.com, under the category Investor Relations.

The North American Retail Division had an operating profit of $2 million for the fourth quarter of 2009, compared to a loss of $119 million reported in the same period of the prior year. The operating profit improvement was driven by a number of factors including an asset impairment charge of $78 million and reserves of $12 million taken in the fourth quarter of 2008 which did not recur in 2009, the comparative benefit from closing underperforming stores, better product margins and reduced operating expenses.

During the fourth quarter, Office Depot closed eight stores, opened two and relocated one store, bringing the total store count for North America to 1,152 as of December 26, 2009.

North American Business Solutions Division

Fourth quarter 2009 sales in the North American Business Solutions Division were $821 million, a decrease of 11% compared to the same period last year, principally driven by a decline in the number of customer transactions.

The North American Business Solutions Division reported an operating profit of $21 million for the fourth quarter of 2009 compared to a loss of $28 million for the same period of the prior year. The drivers of the fourth quarter operating profit change versus one year ago included a favorable impact from improved product margins and lower operating expenses, partially offset by the flow through impact of lower sales levels. Additionally, allowances taken for bad debt and other negative items in the fourth quarter of 2008 contributed to the improvement in the Division’s 2009 operating profit comparison by about $20 million.

International Division

Fourth quarter 2009 sales in the International Division were $982 million, an increase of 2% compared with the same period last year. Fourth quarter sales in local currency decreased by 6%.

The International Division reported an operating profit of $64 million for the fourth quarter of 2009, an increase of $54 million compared with the same period of the prior year. The Division operating profit improvement in the fourth quarter of 2009 was driven by a number of factors including better management of product costs, improved product mix and lower operating expenses, that more than offset the flow through impact of lower sales levels in local currency. Additionally, changes in foreign exchange rates and an intangible asset write off in the fourth quarter of 2008 contributed to the increase in the Division’s operating profit comparison by $5 million and $11 million, respectively.

FULL YEAR RESULTS 1

Full year 2009 sales were $12.1 billion, a decrease of 16% from the prior year, principally driven by adverse economic conditions throughout the Company’s sales territories. The GAAP loss after preferred stock dividends for the full year 2009 was $627 million, compared to a loss of $1.48 billion in 2008. The GAAP loss per share on a diluted basis was $2.30 in 2009, compared to a loss per share of $5.42 in 2008.

Adjusted for Charges and the impact of tax adjustments related to recording a deferred tax valuation allowance, the net loss was $71 million or $0.26 per diluted share for full year 2009, compared to a net loss of $113 million or $0.41 per diluted share in 2008.

Total Company operating expenses, adjusted for Charges, decreased by $681 million versus 2008. Full year 2009 EBIT, adjusted for Charges, was $8 million, compared to an EBIT loss of $51 million in 2008. For the full year 2009, the Company’s cash flow from operating activities was $296 million and free cash flow was $166 million.

Capital expenditures for 2009 were $131 million. Capital expenditures for 2010 are estimated to increase to approximately $200 million in order to fund ongoing maintenance and other investments needed to drive the Company’s strategic plan.

Other Matters

The Company recognized about $58 million of pre-tax Charges taken in the fourth quarter of 2009 related to the restructuring actions announced in the fourth quarter of 2008. The Charges related primarily to lease accruals and severance expenses. Activities and Charges related to the restructuring efforts were substantially completed by the end of 2009 and benefited full year EBIT and cash flow by approximately $130 million and $85 million, respectively. Adjustments to previously accrued amounts will continue to impact results in future periods.

At the end of December 2009, the Company had nothing drawn on its asset-based loan (ABL) facility and had $726 million of availability. Office Depot’s borrowing base increased in the fourth quarter of 2009 versus the third quarter due to higher inventory levels in advance of the seasonally stronger first quarter. With $726 million of ABL availability and $660 million in cash on hand at the end of December 2009, the Company ended the fourth quarter of 2009 with almost $1.4 billion in total available liquidity.

During the fourth quarter of 2009, Office Depot recorded dividends on its convertible preferred stock of approximately $15 million. While the Company has the option to pay the dividend in cash or by increasing the liquidation preference on the amount of the preferred stock, the Company’s ABL facility does not currently permit paying cash dividends. Therefore, the January 1, 2010 dividend was paid-in-kind by increasing the liquidation preference. Dividends settled like this are recognized at fair value, which is currently higher than the amount that would have been due if settled in cash. This fair value captures the current stock price of the underlying common stock and the option value of the preferred shares. Future dividends paid in kind will be measured at fair value when declared. That value should move directionally with changes in the Company’s common stock price. The Company is currently analyzing market conditions and may seek an amendment to the ABL facility to potentially allow for preferred stock dividends to be paid in cash later this year.

More information on the strategic business review is available in our Current Reports on Form 8-K filed with the Securities and Exchange Commission on December 10, 2008 and March 10, 2009, our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2010, and our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission on April 28, 2009, July 28, 2009 and October 29, 2009.

Additional information on the Company’s full year results can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2010. Additional information on the Company’s fourth quarter and full year results can also be found in our supplemental investor presentation found in the Investor Relations section of the corporate website, www.officedepot.com, under the category Financial Information.

Non-GAAP Reconciliation

A reconciliation of GAAP results to non-GAAP results excluding certain items is presented in this release and also may be found in the Investor Relations section of the corporate website, www.officedepot.com, under the category Financial Information.

Conference Call Information

Office Depot will hold a conference call for investors and analysts at 9 a.m. (Eastern Daylight Time) today. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.

About Office Depot

Every day, Office Depot is Taking Care of Business for millions of customers around the globe. For the local corner store as well as Fortune 500 companies, Office Depot provides products and services to its customers through 1,584 worldwide retail stores, a dedicated sales force, top-rated catalogs and a $4.1 billion e-commerce operation. Office Depot has annual sales of approximately $12.1 billion, and employs about 41,000 associates around the world. The Company provides more office products and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 51 countries.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are forward-looking statements under the Act. Except for historical financial and business performance information, statements made in this press release should be considered forward-looking as referred to in the Act. Much of the information that looks towards future performance of our company is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this press release. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	As of December 26, 2009	As of December 27, 2008
Assets
Current assets:
Cash and cash equivalents	$659,898	$155,745
Receivables, net	1,121,160	1,255,735
Inventories	1,252,929	1,331,593
Deferred income taxes	16,637	196,192
Prepaid expenses and other current assets	155,705	183,122

Total current assets	3,206,329	3,122,387
Property and equipment, net	1,277,655	1,557,301
Goodwill	19,431	19,431
Other intangible assets	25,333	28,311
Deferred income taxes	81,706	269,960
Other assets	279,892	270,836

Total assets	$4,890,346	$5,268,226

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$1,081,381	$1,251,808
Accrued expenses and other current liabilities	1,280,296	1,173,201
Income taxes payable	6,683	8,803
Short-term borrowings and current maturities of long-term debt	59,845	191,932

Total current liabilities	2,428,205	2,625,744
Deferred income taxes and other long-term liabilities	654,851	585,861
Long-term debt, net of current maturities	662,740	688,788

Total liabilities	3,745,796	3,900,393

Commitments and contingencies
Redeemable preferred stock, net (liquidation preference – $368,116 in 2009)	355,308	—

Stockholders’ equity:
Office Depot, Inc. stockholders’ equity:
Common stock – authorized 800,000,000 shares of $.01 par value; issued and outstanding shares – 280,652,278 in 2009 and 280,800,135 in 2008	2,807	2,808
Additional paid-in capital	1,193,157	1,194,622
Accumulated other comprehensive income	238,379	217,197
Retained earnings (accumulated deficit)	(590,195)	6,270
Treasury stock, at cost – 5,915,268 shares in 2009 and 5,938,059 shares in 2008	(57,733)	(57,947)

Total Office Depot, Inc. stockholders’ equity	786,415	1,362,950
Noncontrolling interest	2,827	4,883

Total stockholders’ equity	789,242	1,367,833

Total liabilities and stockholders’ equity	$4,890,346	$5,268,226

OFFICE DEPOT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008

Sales	$3,065,855	$3,270,597	$12,144,467	$14,495,544
Cost of goods sold and occupancy costs	2,208,104	2,441,475	8,752,283	10,489,785

Gross profit	857,751	829,122	3,392,184	4,005,759

Store and warehouse operating and selling expenses	725,608	819,832	2,907,900	3,322,662
Goodwill and trade name impairments	—	1,269,893	—	1,269,893
Other asset impairments	4,083	202,520	26,175	222,379
General and administrative expenses	201,883	193,038	723,114	743,174
Amortization of deferred gain on building sale	—	(1,689)	—	(7,308)

Operating loss	(73,823)	(1,654,472)	(265,005)	(1,545,041)

Other income (expense):
Interest income	460	1,596	2,396	10,013
Interest expense	(13,723)	(22,655)	(65,628)	(68,286)
Miscellaneous income (expense), net	10,863	6,491	17,085	23,666

Loss before income taxes	(76,223)	(1,669,040)	(311,152)	(1,579,648)

Income tax expense (benefit)	(14,740)	(129,306)	287,572	(98,645)

Net loss	(61,483)	(1,539,734)	(598,724)	(1,481,003)

Less: Net earnings (loss) attributable to the noncontrolling interest	137	(723)	(2,259)	(2,065)

Net loss attributable to Office Depot, Inc.	(61,620)	(1,539,011)	(596,465)	(1,478,938)

Preferred stock dividends	15,089	—	30,506	—

Loss available to common shareholders	$(76,709)	$(1,539,011)	$(626,971)	$(1,478,938)

Loss per share:
Basic	$(0.28)	$(5.64)	$(2.30)	$(5.42)
Diluted	(0.28)	(5.64)	(2.30)	(5.42)

Weighted average number of common shares outstanding:
Basic	273,649	272,924	272,828	272,776
Diluted	273,649	272,924	272,828	272,776

OFFICE DEPOT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	52 Weeks Ended
	December 26, 2009	December 27, 2008
Cash flow from operating activities:
Net loss	$(598,724)	$(1,481,003)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	224,115	254,099
Charges for losses on inventories and receivables	80,178	140,058
Net earnings from equity method investments	(30,579)	(37,113)
Dividends received	13,931	—
Goodwill and trade name impairments	—	1,269,893
Other asset impairments	26,175	222,379
Compensation expense for share-based payments	33,316	39,561
Deferred income taxes and valuation allowance on deferred tax assets	325,886	(108,099)
Loss (gain) on disposition of assets	7,655	(13,443)
Other operating activities	7,199	(5,547)
Changes in assets and liabilities:
Decrease in receivables	126,131	133,162
Decrease in inventories	37,583	249,849
Net decrease (increase) in prepaid expenses and other assets	28,165	(16,986)
Net increase (decrease) in accounts payable, accrued expenses and other long-term liabilities	15,408	(178,554)

Total adjustments	895,163	1,949,259

Net cash provided by operating activities	296,439	468,256

Cash flows from investing activities:
Capital expenditures	(130,847)	(330,075)
Acquisitions, net of cash acquired, and related payments	—	(102,752)
Purchase of assets held for sale and sold	—	(38,537)
Proceeds from disposition of assets and other	150,131	120,632
Restricted cash for pending transaction	—	(6,037)
Release of restricted cash	6,037	18,100

Net cash provided by (used in) investing activities	25,321	(338,669)

Cash flows from financing activities:
Net proceeds from exercise of stock options and sale of stock under employee stock purchase plans	35	503
Tax benefit from employee share-based exercises	—	89
Treasury stock additions from employee related plans	—	(944)
Debt issuance costs	—	(40,793)
Proceeds from issuance of redeemable preferred stock, net	324,801	—
Proceeds from issuance of borrowings	24,321	139,098
Payments on long- and short-term borrowings	(175,863)	(284,204)

Net cash provided by (used in) financing activities	173,294	(186,251)

Effect of exchange rate changes on cash and cash equivalents	9,099	(10,545)

Net increase (decrease) in cash and cash equivalents	504,153	(67,209)
Cash and cash equivalents at beginning of period	155,745	222,954

Cash and cash equivalents at end of period	$659,898	$155,745

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed in the “Investor Relations” section of our corporate website, www.officedepot.com. Certain portions of those reconciliations are provided in the following tables. ($ in millions, except per share amounts)

Q4 2009	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$857.8	28.0%	$2.1	$859.9	28.0%
Operating expenses	$931.6	30.4%	$(56.1)	$875.5	28.5%
Operating profit (loss)	$(73.8)	(2.4)%	$58.2	$(15.6)	(0.5)%
Income (loss) available to common shareholders	$(76.7)	(2.5)%	$59.5	$(17.2)	(0.6)%

Diluted earnings (loss) per share	$(0.28)		$0.22	$(0.06)

Q4 2008	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross Profit	$829.1	25.4%	$15.8	$844.9	25.9%
Operating expenses	$2,483.6	76.0%	$(1,421.3)	$1,062.3	32.5%
Operating profit (loss)	$(1,654.5)	(50.6)%	$1,437.1	$(217.4)	(6.6)%
Income (loss) available to common shareholders	$(1,539.0)	(47.1)%	$1,340.1	$(198.9)	(6.1)%

Diluted earnings (loss) per share	$(5.64)		$4.91	$(0.73)

YTD 2009	GAAP	% of Sales	Charges & Tax Adjustments	Non-GAAP	% of Sales
Gross profit	$3,392.2	27.9%	$13.0	$3,405.2	28.0%
Operating expenses	$3,657.2	30.1%	$(240.4)	$3,416.8	28.1%
Operating profit (loss)	$(265.0)	(2.2)%	$253.4	$(11.6)	(0.1)%
Income (loss) available to common shareholders	$(627.0)	(5.2)%	$555.5	$(71.5)	(0.6)%

Diluted earnings (loss) per share	$(2.30)		$2.04	$(0.26)

YTD 2008	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$4,005.7	27.6%	$15.9	$4,021.6	27.7%
Operating expenses	$5,550.7	38.3%	$(1,452.8)	$4,097.9	28.2%
Operating profit (loss)	$(1,545.0)	(10.7)%	$1,468.7	$(76.3)	(0.5)%
Income (loss) available to common shareholders	$(1,478.9)	(10.2)%	$1,366.2	$(112.7)	(0.8)%

Diluted earnings (loss) per share	$(5.42)		$5.01	$(0.41)

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations (Continued)

	Q4 2009	Q4 2008
Cash Flow Summary
Net cash provided by (used in) operating activities	$29.3	$30.5
Net cash provided by (used in) investing activities	(55.6)	(22.7)
Net cash provided by (used in) financing activities	(3.9)	(242.8)
Effect of exchange rate changes on cash and cash equivalents	(2.7)	(3.8)

Net increase (decrease) in cash and cash equivalents	$(32.9)	$(238.8)

Free Cash Flow
Net cash provided by (used in) operating activities	$29.3	$30.5
Less: Capital expenditures	56.8	52.3

Free Cash Flow	$(27.5)	$(21.8)

Cash Flow Before Financing Activities
Net increase (decrease) in cash and cash equivalents	$(32.9)	$(238.8)
Less: Net cash provided by (used in) financing activities	(3.9)	(242.8)

Cash Flow Before Financing Activities	$(29.0)	$4.0

	YTD 2009	YTD 2008
Cash Flow Summary
Net cash provided by (used in) operating activities	$296.5	$468.3
Net cash provided by (used in) investing activities	25.3	(338.7)
Net cash provided by (used in) financing activities	173.3	(186.3)
Effect of exchange rate changes on cash and cash equivalents	9.1	(10.5)

Net increase (decrease) in cash and cash equivalents	$504.2	$(67.2)

Free Cash Flow
Net cash provided by (used in) operating activities	$296.5	$468.3
Less: Capital expenditures	130.9	330.1

Free Cash Flow	$165.6	$138.2

Cash Flow Before Financing Activities
Net increase (decrease) in cash and cash equivalents	$504.2	$(67.2)
Less: Net cash provided by (used in) financing activities	173.3	(186.3)

Cash Flow Before Financing Activities	$330.9	$119.1

Free cash flow is calculated as net cash provided by (used in) operating activities less capital expenditures.

Cash flow before financing activities is calculated as the net increase (decrease) in cash and cash equivalents less net cash provided by (used in) financing activities.

Office Depot, Inc.

DIVISION INFORMATION

(Unaudited)

North American Retail Division

	Fourth Quarter		Year-to-Date
(Dollars in millions)	2009	2008	2009	2008

Sales	$1,262.8	$1,387.3	$5,113.6	$6,112.3
% change	(9)%	(17)%	(16)%	(10)%

Division operating profit	$2.2	$(119.3)	$105.5	$(29.2)
% of sales	0.2%	(8.6)%	2.1%	(0.5)%

North American Business Solutions Division

	Fourth Quarter		Year-to-Date
(Dollars in millions)	2009	2008	2009	2008

Sales	$821.1	$919.8	$3,483.7	$4,142.1
% change	(11)%	(14)%	(16)%	(8)%

Division operating profit	$21.3	$(28.2)	$98.2	$119.8
% of sales	2.6%	(3.1)%	2.8%	2.9%

International Division

	Fourth Quarter		Year-to-Date
(Dollars in millions)	2009	2008	2009	2008

Sales	$982.0	$963.5	$3,547.2	$4,241.1
% change	2%	(15)%	(16)%	1%
% change in local currency sales	(6)%	(4)%	(9)%	(2)%

Division operating profit	$63.8	$10.0	$119.6	$157.2
% of sales	6.5%	1.0%	3.4%	3.7%

Division operating profit excludes Charges from the Division performance, as those Charges are evaluated at a corporate level.

Office Depot, Inc.

SELECTED FINANCIAL AND OPERATING DATA

(Unaudited)

Selected Operating Highlights

	13 Weeks Ended		52 Weeks Ended
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008
Store Statistics

United States and Canada:
Store count:
Stores opened	2	2	6	59
Stores closed	8	10	121	14
Stores relocated	1	1	6	7
Total U.S. and Canada stores	1,152	1,267	1,152	1,267

North American Retail Division square footage:	28,109,844	30,672,862
Average square footage per NAR store	24,401	24,209
International Division company-owned:
Store count:
Stores opened	1	—	4	2
Stores closed	2	—	29	1
Stores acquired	—	—	—	13
Total International company-owned stores	137	162	137	162